Exhibit 99

THE BEARD COMPANY
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 THE BEARD COMPANY                                              News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                        Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                               COMPLETES $600,000
                                 NOTE PLACEMENT

FOR IMMEDIATE RELEASE:  Tuesday, February 25, 2003

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it has completed the sale of $600,000 of Subordinated Notes due April 1, 2004 (the "Maturity Date") to a group of private investors. A $550,000 Note was sold by an investment banking firm which received a 5% commission thereon. The purchaser received a 5% Loan Fee on this Note, which bears a 5% coupon. A $50,000 Note was sold by the Company to affiliates of the Company and bears a 10% coupon. The Notes were accompanied by Warrants to purchase a total of 60,000 shares of Beard common stock at an exercise price of $0.50 per share.

     A condition of the Notes is that they must be redeemed by the Company within 10 days following receipt of the second installment of proceeds from the McElmo Dome settlement. If the Notes have not been redeemed by the Maturity Date, such date will be extended to January 1, 2005. The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the absence of an effective registration statement or an applicable exemption from the registration requirements.

     Proceeds of the Notes will be used for working capital or to pay down the Company's lines of credit. Primary purpose of the offering was to provide funds to enable the Company to "bridge the gap" until it receives its anticipated $3.9 million share of the settlement from the McElmo Dome litigation or until its Coal and China Segments have achieved profitability.

     Herb Mee, Jr., President of the Company, stated: "We will know by March 24th whether or not the settlement will be appealed to the U.S. Supreme Court. If there is not an appeal, the Company expects to receive approximately $1.1 million in April and $2.8 million in June of this year for its share of the settlement."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities related to the development of starpay(TM)'s patent-pending payment system for use on the Internet.

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Fax Number (405) 842-9901                               Email:  hmee@beardco.com